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                                                                    EXHIBIT 14.1

                                  [AKAMAI LOGO]

                             CODE OF BUSINESS ETHICS
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                                  INTRODUCTION

      Akamai is committed to operating its business with ethics, integrity and in compliance with all applicable laws and regulations. Dealing honestly and fairly with others and doing our best to make the right choices will help us achieve our business goals and maintain a great working environment. This Code of Business Ethics has two primary purposes: to help all of us maintain Akamai's high standards of conduct and to encourage the reporting of ethical or legal issues, questionable practices and irregularities to management. Achieving both of these goals is critical to the Company's success.

Values

      Akamai values integrity, honesty, fairness and ethics as the cornerstones of all employee behavior. Specifically, we expect all employees to:

            -     Tell the truth

            -     Be fair

            -     Respect others

            -     Use good judgment

            -     Encourage intellectual curiosity and honesty

      By keeping these values in sight as we conduct every aspect of our business, we can be sure to treat others as we would like to be treated; pursue only those business opportunities that will support these values; and promote relationships and partnerships that will withstand the highest public scrutiny and ethical review. These values should serve as a touchstone for all of us as we conduct business for Akamai.

                                 CODE OF CONDUCT

General

      This Code cannot address every difficult situation that you might come upon, so it is important to use common sense and good judgment - and when in doubt, ask. Any person who has any questions about this Code of Conduct should contact Akamai's General Counsel or the Vice President of Human Resources (the "Policy Administrators").

      Also, it is an essential part of this Code that you have confidential and effective ways for reporting violations of laws, regulations, or Akamai policies when you become aware of them. These options are described in the Assistance and Compliance section below.

      Engaging in the types of activities prohibited by this Code of Conduct constitutes a serious offense and may subject you to disciplinary action, up to and including termination.


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Compliance with Laws, Rules and Regulations

      Akamai requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever we do business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations, and to ask for advice when you are uncertain about them. If you have questions about the laws and regulations that apply to your job and responsibilities, contact Akamai's Legal Department.

      While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws, or any other federal, state or foreign law, rule, or regulation, to the appropriate regulatory authority. Nothing in this Code is intended to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

Conflicts Of Interest and Related Rules

      A conflict of interest is a situation where your personal interest (financial or otherwise) interferes with or influences your judgment and decision-making on behalf of the Company.

      Employees, officers, and directors are expected to act in the best interests of the Company and its stockholders. This means that all of us need to use good judgment, adhere to high ethical standards, and avoid situations that create an actual or potential conflict, or even the appearance of a conflict, between personal interests and the interests of Akamai.

      Examples of situations in which a conflict of interest might arise include (but are not limited to):

    - Working for or providing services to an actual or potential competitor, supplier, vendor, or customer of the Company.

    - Accepting gifts, entertainment, loans, compensation, concessions, or other benefits from an actual or potential competitor, supplier, vendor, or customer of the Company.

    - Solicitation or acceptance by an employee or a member of an employee's immediate family of any personal loan or guarantee from an actual or potential customer, supplier, vendor, or competitor of the Company.

      Some of the most common areas in which conflicts of interest arise are personal investing and business relationships. Officers, directors and employees of the Company may not, directly or indirectly, make personal investments or enter into financial or business relationships that conflict with the business of the Company. The following rules apply to some of the more common conflicts that may arise in this area.


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      IMPAIRMENT OF JUDGMENT: No officer, director, or employee may make any decision to buy or sell any personal investment, or enter into any financial or business relationship, or participate in any transaction that would impair his or her independence of judgment or adversely affect the performance of his or her duties. In furtherance of this general rule, the Company prohibits any officer, director, or employee responsible for the relationship between the Company and another business enterprise from making any investment in, or entering into any business or financial relationship with, such other enterprise for his or her own account or for the account of any family member.

      EXAMPLE: You have ongoing oversight responsibility for the Company's customer care relationship with a customer. You may not enter into any other business or financial relationship with such customer.

      In addition, before agreeing to join the board of directors, board of advisors, or advisory committee of, or undertake any similar responsibilities for another company or institution (excluding charitable or similar organizations), an employee must obtain the prior approval of the Executive Committee which may, in turn, refer such matter to the Board of Directors.

      USE OF POSITION FOR PERSONAL PROFIT: No officer, director, or employee may use his or her position with the Company for personal profit or gain (other than compensation paid to him or her by the Company), or for the profit or gain of any family member. No officer or employee may purchase any security, make any investment or enter into any transaction which, because of his or her position, is offered as a personal favor or is made available on terms or conditions more favorable than those generally available to the public.

      EXAMPLE: You are responsible for purchasing computer equipment for the Company. You may not ask or allow an equipment supplier doing business with the Company to supply equipment to your spouse's business at a special rate.

      PERSONAL USE OF CONFIDENTIAL OR PROPRIETARY INFORMATION: No officer, director, or employee may make personal use of confidential or proprietary information, particularly material nonpublic information, acquired as an officer, director, or employee of the Company, including using such information to make any decision to buy or sell any securities, real property, personal property, or other investment, or to enter into any financial or business relationship for his or her own account or for the account of any family member.

      EXAMPLE: You are a Product Marketing employee and have access to proprietary information, such as information from another company on a new product development strategy. You may not rely on that information to make personal investments in such company or other enterprises.

      APPROPRIATION OF BUSINESS OPPORTUNITY: No officer, director, or employee may appropriate for his or her benefit, or for the benefit of any family member, any business opportunity that is discovered or developed in the course of Company duties and that relates to any business in which the Company engages or may engage.

      EXAMPLE: You are aware that the Company is seeking to expand its office space. A broker contacts you to indicate that a parcel of commercial real estate is available for sale. You may not acquire or offer to acquire the property unless you have offered it to the Company and the appropriate Company officers and committees have declined to purchase the property.


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      Because of the myriad of circumstances in which conflicts may develop, an exhaustive review of all potential conflict situations is not possible. It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

      Engaging in an activity in which you have a conflict of interest or the failure to disclose a conflict of interest constitute a serious offense and may subject you to disciplinary action, up to and including termination.

Honest and Ethical Conduct and Fair Dealing

      Employees, officers, and directors must deal honestly, ethically, and fairly with the Company's suppliers, customers, competitors, and employees. Statements regarding the Company's products and services must not be false, misleading, deceptive, or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

      Examples of prohibited conduct include:

    - Representing the Company in a manner that compromises the integrity of the Company or embarrasses the Company, its customers, or other employees.

    - Falsifying or misrepresenting information on your employment application, timecards, expense reports, or other Company records or documents.

Doing Business with the Federal Government

      When doing business with government officials or employees, we all must adhere to strict rules and regulations, as well as this Code. Failure to adhere to these requirements could result in criminal sanctions and the loss of some or all of Akamai's government business. In addition, once a contract is signed with the federal government, its terms must be strictly complied with, without substitutions or deviations. The appropriate government representative must approve any change, no matter how slight, in writing.

      See the Policy on Doing Business with the Federal Government for further information.

Protection and Proper Use of Corporate Assets

      Employees, officers, and directors should seek to protect the Company's assets. Theft, carelessness, and waste have a direct impact on Akamai's financial performance. You may only


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use the Company's assets and services for legitimate business purposes of the
Company and not for any personal benefit or the personal benefit of anyone else.

      Examples of prohibited conduct include:

    - Theft of Company property or the property of others; unauthorized possession or removal of Company property or the property of co-workers, customers, suppliers, or visitors.

    - Deliberately damaging or defacing either Company or another person's property.

    - Violating the Company's proprietary information and non-disclosure agreements; disclosing confidential or proprietary company information to competitors, unauthorized organizations or individuals, or to unauthorized Akamai employees.

Accuracy of Books and Records and Public Reports

      Tell the truth - consistent with Akamai's values, we believe in honest and accurate public reporting. It is Akamai's policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

      Your role in honest and accurate reporting is important, and you are responsible for the accuracy of your records and reports.

      Akamai's books, records, and accounts must be maintained in accordance with all applicable regulations and standards, and accurately reflect the true nature of the transactions they record. Akamai's financial statements must conform to generally accepted accounting rules and to our accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

                            ASSISTANCE AND COMPLIANCE

How to Recognize an Issue

      This Code cannot cover every situation that you may face. If you are faced with a situation where you are not sure whether the Code applies, you should discuss it with your supervisor, the General Counsel, or the Vice President of Human Resources. A supervisor who receives information about a possible violation of this Code must discuss the situation with the General Counsel or the Vice President of Human Resources.

      Some types of ethical issues are easy to recognize, but some may be more difficult to identify. You should watch for these signs that there may be an ethical issue involved:

    - You feel uncomfortable about a business decision or about something you have been asked to do.


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    -     You have witnessed a situation that made you or someone else feel uncomfortable.

    - You feel that Akamai would be embarrassed if the situation became public.

                         ****** WHEN IN DOUBT, ASK******


How to Raise an Issue/Investigations/Whistle Blower Protection

      You play a critical role in maintaining Akamai's values. You are also responsible for reporting any suspected violation of this Code to your supervisor, the Vice President of Human Resources, or the General Counsel. If you would prefer to raise an issue through a third party or to remain anonymous, U.S. employees may call the Company's toll-free Ethics Hotline at (877) 888-0002. International employees and callers outside the U.S. may call (770) 810-1147 COLLECT. While we prefer that you identify yourself when reporting suspected violations so that we may follow up with you, you may leave an anonymous message. Supervisors are responsible for immediately reporting suspected violations to the Vice President of Human Resources or the General Counsel. No employee who, in good faith, brings ethical or legal issues, questionable practices, or irregularities to the attention of management, or who cooperates in an investigation of the same, will be discharged, demoted, suspended, threatened, harassed, or in any other manner discriminated against in the terms and conditions of his/her employment because of his/her actions. Employees who are contacted to assist in an investigation are expected to cooperate and share information as requested.

      Akamai will investigate all potential violations of the Code. Unless required to ensure compliance with the Code, to carry out an effective investigation, or as required by law, the Company will keep the identity of reporting employees confidential.

Reporting and Compliance Procedures

      If the General Counsel or Vice President of Human Resources receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation, and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof.

      See special procedures below for concerns regarding accounting matters in "Reporting of Concerns Regarding Accounting or Auditing Matters".

      You are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.


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      The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. Alleged violations relating to executive officers or directors shall be submitted to the attention of the disinterested independent members of the Board of Directors for a determination of whether a violation of this Code has occurred and, if so, the disciplinary measures to be taken against such executive officer or director.

Reporting of Concerns Regarding Accounting or Auditing Matters

      Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to our General Counselor may use the toll-free telephone number for the Ethics Hotline at (877) 888-0002 (U.S. employees) or
(770) 810-1147 (international employees; call collect). All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the General Counsel, the Chief Financial Officer and the Chairman of the Audit Committee of the Company. In any event, a record of all complaints and concerns received will be provided to the full Audit Committee each fiscal quarter.

      The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

      The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Exceptions to the Code of Business Ethics

      This Code cannot cover every situation that you may face. If you are faced with a situation where it seems inappropriate to apply this Code, you should discuss it with your supervisor or any other manager (including the General Counsel or Vice President of Human Resources). Your supervisor should discuss the situation with the General Counsel or the Vice President of Human Resources if it is not clear whether the Code applies, or if it appears that an exception is appropriate. The General Counsel shall be responsible for maintaining a complete record of all requests for exceptions. The approval of the Executive Committee must be obtained, or in the case of an exception requested by an officer of director, the approval of a majority of the disinterested, independent directors or an appropriate committee of the Board of Directors.

Discipline

      All employees are expected to take the Code of Business Ethics seriously. Engaging in the types of activities prohibited by this Business Code of Ethics constitutes a serious offense.


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Disciplinary actions may range from a warning to termination or referral for criminal prosecution, depending on the circumstances.

Relationship to Other Company Policies

      In addition to the policies set forth in this Code of Business Ethics, Akamai has implemented many other policies that relate to business ethics:

    -     Securities Trades By Akamai Personnel

    -     Non-Discrimination and Non-Harassment

    -     Americans with Disabilities

    -     Affirmative Action

    -     Proprietary and Confidential Information

    -     Accepting and Giving Gifts

    -     Safety and Security

    -     Drug-Free Workplace

    -     Corporate Travel and Expense Reporting

    -     Electronic Communications

    -     Message Board, Chat Room and Public Disclosure

    -     Violence-Free Workplace

    -     Policy on Doing Business with the Federal Government

      These policies and procedures are detailed in Akamai's Employee Handbook and, in some cases, on Aloha! They set forth clear and specific directions concerning everyday business practices and behavior, and employees are expected to be familiar with and conduct themselves in accordance with those policies. Employees who have questions about this Code of Business Ethics or any other company policy should contact their supervisor, the Human Resources Department or the Legal Department.

THIS CODE ISN'T AN EMPLOYMENT CONTRACT, AND IT DOESN'T ALTER YOUR "AT-WILL" EMPLOYMENT STATUS. YOUR STATUS AS AN AT-WILL EMPLOYEE MEANS THAT EITHER YOU OR THE COMPANY CAN TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT WILL, AT ANY TIME, WITH OR WITHOUT REASON OR ADVANCE NOTICE. IT MAY BE NECESSARY OR DESIRABLE IN THE FUTURE TO CHANGE OR MODIFY THIS CODE, IN RESPONSE TO CHANGES IN THE LAW, CORPORATE CHANGES, OR FOR OTHER REASONS. MANAGEMENT AND/OR THE BOARD OF DIRECTORS HAVE SOLE AUTHORITY TO CHANGE, MODIFY AND INTERPRET THIS CODE AT ANY TIME, AND THEIR INTERPRETATION OF THE CODE SHALL BE BINDING. EMPLOYEES WILL BE NOTIFIED IF SUBSTANTIVE CHANGES ARE MADE TO THIS CODE.

February 2003


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